Execution version
March 29, 2022

AT&T Inc.
208 S. Akard St.
Dallas, Texas 75202
Attention:     SVP – Corporate Strategy and Development
        Senior Executive Vice President and General Counsel

Discovery, Inc.
230 Park Avenue South
New York, NY 10003
Attention:     Bruce Campbell

Re:     Data Rights Agreement, List of Record Holders and Certain Regulatory Approvals

    Reference is made to (i) that certain Agreement and Plan of Merger, dated as of May 17, 2021 (as amended by Amendment No. 1, dated as of November 18, 2021, the “Merger Agreement”), by and among AT&T Inc., a Delaware corporation (“Remainco”), Magallanes, Inc., a Delaware corporation and a wholly owned subsidiary of Remainco (“Spinco”), Discovery, Inc., a Delaware corporation (“RMT Partner”), and Drake Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of RMT Partner (“Merger Sub”), (ii) that certain Separation and Distribution Agreement, dated as of May 17, 2021 (the “Separation and Distribution Agreement”), by and among Remainco, Spinco and RMT Partner, (iii) that certain letter agreement re: Regulatory Approvals, dated as of July 1, 2021 (the “First Regulatory Approvals Letter”), between Remainco and RMT Partner, and (iv) that certain letter agreement re: Regulatory Approvals, dated as of July 7, 2021 (the “Second Regulatory Approvals Letter”) between Remainco and RMT Partner. Capitalized terms used but not defined in this waiver and side letter agreement (this “Waiver and Side Letter Agreement”) shall have the meanings given to them in the Merger Agreement.

    Remainco, Spinco, RMT Partner and Merger Sub hereby mutually agree as follows:

1.Data Rights Agreement. Notwithstanding anything to the contrary contained in the Merger Agreement, Separation and Distribution Agreement or any other agreement, each of Remainco, Spinco and RMT Partner hereby irrevocably waives any rights and obligations that Remainco, Spinco or RMT Partner (or their respective Affiliates, as applicable) may have had pursuant to Section 8.24 (Data Rights Agreement) of the Merger Agreement. For clarity, the foregoing shall not limit any treatment of data in the Intellectual Property Matters Agreement.
2.List of Record Holders. Notwithstanding anything to the contrary contained in the Separation and Distribution Agreement or any other agreement, each of Spinco and RMT Partner hereby irrevocably waives Remainco’s obligation pursuant to the last sentence of Section 3.1 (Form of Distribution) of the Separation and Distribution Agreement to provide Spinco and RMT Partner with a list of Record Holders entitled to receive Spinco Common Stock in connection with the Spinco Distribution at least five (5) Business Days prior to the Spinco Distribution Date (each as defined in the Separation and Distribution Agreement) as long as Remainco provides RMT Partner with a list of Record Holders entitled to receive Spinco Common Stock in connection with the Spinco Distribution no later than three (3) Business Days prior to the Spinco Distribution Date.

3.Section 9.1(d) of the Spinco Disclosure Letter. Notwithstanding anything to the contrary contained in the Merger Agreement, Spinco Disclosure Letter or any other agreement, Section 1 (International Regulatory) of Part D (Other Regulatory) of Section 9.1(d) (Regulatory Approvals) of the Spinco Disclosure Letter, as modified by the First Regulatory Approvals Letter and the Second Regulatory Approvals Letter, is hereby amended to remove the regulatory approvals for Germany, Quebec and Singapore.
    This Waiver and Side Letter Agreement shall be effective as of the date first written above following the execution of this Waiver and Side Letter Agreement by the parties hereto. Each of the parties represents that it has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute, deliver and perform its obligations under this Waiver and Side Letter Agreement. This Waiver and Side Letter Agreement shall be deemed incorporated into, and form a part of, the Merger Agreement and have the same legal validity and effect as the Merger Agreement. Except as specifically provided in this Waiver and Side Letter Agreement, the First Regulatory Approvals Letter and the Second Regulatory Approvals Letter, the Merger Agreement shall remain in full force and effect. This Waiver and Side Letter Agreement is limited precisely as drafted and shall not constitute a modification, acceptance or waiver of any other provision of the Merger Agreement.

    The provisions of Sections 11.2 (Modification or Amendment; Waiver), 11.3 (Counterparts), 11.4 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), 11.5 (Specific Performance), 11.13 (Severability) and 11.16 (Interpretation and Construction) of the Merger Agreement are hereby incorporated herein by reference, mutatis mutandis.

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    IN WITNESS WHEREOF, this Waiver and Side Letter Agreement has been duly executed and delivered by duly authorized officers of the parties to this Waiver and Side Letter Agreement as of the date first written above.

AT&T INC.
By:_/s/ Stephen McGaw____________
Name: Stephen McGaw
Title: Senior Vice President, Corporate
Strategy and Development

MAGALLANES, INC.
By: _/s/ Troy G. Hatch ____________
Name: Troy G. Hatch
Title: Secretary

DISCOVERY, INC.
By:_/s/ Bruce Campbell______________
Name: Bruce Campbell
Title: Chief Development, Distribution
& Legal Officer

DRAKE SUBSIDIARY, INC.
By:_/s/ Bruce Campbell______________
Name: Bruce Campbell
Title: Chief Development, Distribution
& Legal Officer

[Signature page to Waiver and Side Letter Agreement]